November 14, 2002

Dear Friends of LifePoint:

It gives me great pleasure to report that LifePoint has steadily continued its progress toward becoming a profitable, commercial corporation. Our major focus remains on leveraging our sales and marketing efforts into all target markets, ensuring our ability to expand our manufacturing capabilities, driving down our cost of goods sold, which combined should ultimately lead to profitability. Additionally, we continue to make progress in developing further drug chemistry reagents so that we can expand our product offering to current customers and subsequently open new additional markets. Since our last letter in August, the Company has accomplished the following:

  Submitted the IMPACT® Test System instrument and first three drug assays to the FDA. The remainder of the drug submissions is expected to occur within the next few weeks.
  Initiated routine shipment of product - the IMPACT Test System instruments and Saliva Test Modules in mid-August.
  Expanded the number of major government trials of the IMPACT® Test System from five to ten countries.
  Completed first pilot lots of benzodiazepines to initiate field evaluations. This brings us to a total of 6 Saliva Test Modules with different combinations of drugs and alcohol.
  Closed on an initial $2.5 million loan agreement with an existing investor. Following successful completion of additional due diligence, this will become part of a total $10 million credit facility from this investor.

Sales & Marketing

Sales and marketing is a major focus of LifePoint. The $ 164,000 in sales this quarter represents only a small portion of the instrument shipments made during the quarter. In addition to the instruments sold, we shipped no-charge instruments for field evaluations, marketing pilots, sales representative demonstration units, and loaner customer sales units. The Company expects these will ultimately result in additional new sales after the potential customer has an opportunity to utilize the IMPACT Test System in their operations.

We continue to focus on our international effort since the market demand remains very strong. In the last couple of months, we have added five new major international governmental trials to the five previously scheduled for evaluation of the IMPACT® Test System. No evaluations have been completed as of yet, so we still do not have any initial assessments from our international customers.

Although we had previously completed an initial round of technical, sales and marketing training for each distributor, we felt it was important to visit each distributor and evaluator to ensure a good start in each country. We sent a LifePoint team to the European and the Pacific Rim countries to work with our distributors and their customers on the installation and validation of the initial products shipments.

In the United States, we have now begun some of the previously pending US law enforcement evaluations, but we still have a significant number waiting for instruments to begin their sales evaluations. We expect to provide instruments to those law enforcement organizations still waiting to initiate sales trials by the end of this calendar year.

It is too early to determine how long the entire sales process in the law enforcement market will take, but it remains clear there is significant market interest and demand for the IMPACT Test System.

LifePoint has completed its product launches into the first two targeted markets. Once we have caught up with our instrument backlog, we will then be able to focus on the next two target markets - the US industrial market and the US medical markets. Since the core FDA 510(k) submissions have been made, we plan to initiate marketing efforts into these sectors early in the first quarter of 2003, pending FDA clearance.

Our marketing effort continues as rapidly as before. During the last three months we have exhibited at 10 law enforcement, industrial, and medical tradeshows and presented to a large technical advisory group for the law enforcement community in the North Eastern US. We continue to obtain hundreds of sales leads at these events, and can follow-up with a demonstration of our product.

We held a meeting of our Strategic Advisory Board and have now started to focus on some of the additional markets that are available to our first product. We plan to start these efforts early next year.

Manufacturing

I am also pleased to be able to report that we have started shipping product, both instruments and Saliva Test Modules, or STMs, for drug tests, and are continuing to work through our sales backlog.

The design improvements and software revisions developed this past spring and summer have been implemented on the instruments in the field during this past quarter, either with a warranty field retrofit or through replacement of the instrument, whichever was more cost-effective. This accounted for a significant portion of the cost of goods sold expense in our second quarter financials. This applied to all instruments in the field, either previously sold or shipped for US and overseas evaluations through July. The shipments of products for sales and evaluations that have occurred since the end of July have already contained those improvements. Although we finally have finished goods inventory of five Drug STMs, in inventory, we continue to have a backlog for the combined drug and alcohol STMs.

Continuing to expand our manufacturing capabilities and production capacity remains an important focus for LifePoint during the next year. We constantly improve the performance and customer usability of the IMPACT Test System, and also make additional design and cost improvements to both the instrument and the disposable STMs. However, these changes are now invisible to the customer - they do not interrupt our ability to ship product or require that we make any hardware changes to the instrument

For STM manufacturing, we have completed many cost reduction design changes, and continue to aggressively pursue additional areas of cost reductions including negotiations to reduce material cost from selected vendors, implementation of multi-cavity production molds and implementation of selected automation to reduce labor costs during the next few months. These factors should help us increase gross profit margins for the disposable STMs.

With respect to the instrument, we will continue to aggressively pursue additional areas of cost reductions, including negotiations for to reduce material costs from selected vendors, selection of alternative vendors and assembly process improvements to reduce labor costs during the next few months. It is our goal to get the cost of goods sold on the instrument to the level we desire prior to the transfer of the initial instrument assembly to our selected OEM vendor. However, we anticipate that these enhancements will be made without interrupting delivery to end customers.

We are now focusing on the inventory level we have built over the last four months. We expect that a substantial portion of the $4.5 million inventory will be eliminated as we ship instruments and reduce our sales backlog. We are also continuing to focus our attention on materials management and inventory control. Unfortunately, the recently hired VP of Manufacturing unexpectedly resigned resulting in a delay in the implementation of some of these initiatives. However, we have engaged, on an interim basis, a very experienced operations VP who is focusing on completing these efforts.

Regulatory / Quality Assurance

We have completed our core Food and Drug Administration (FDA) 510K submissions, although field evaluations are ongoing so that we can generate the data needed each new assay. A total of over 1600 laboratory tests needed to be completed just on saliva for the submission data requirements - not including the blood, urine and breath sample that have also been collected for testing. We have completed the testing needed for the FDA 510K submissions of the IMPACT instrument and three drug assays. The laboratory testing for such a large number of specimens has taken longer than anticipated, but the remaining two drug submissions should be completed within the next few weeks. Results from the remaining donor samples of urine, breath and blood, will completed shortly thereafter, and will be used in our marketing and sales efforts. We expect FDA clearance will occur late this quarter or during the first quarter of calendar 2003. As a note, by separately submitting each test and the instrument to the FDA, LifePoint can produce and market the tests in any combination in the STMs. This gives LifePoint the ability to quickly respond to changing market requirements, and allows for maximum flexibility to meet our customer needs.

LifePoint has almost completed the process for obtaining CE mark approval, in addition to UL and CSA certification, for the IMPACT Test System. More importantly, LifePoint now meets FDA QSR requirements since we have completed the quality systems, manufacturing protocols and documentation required. Once we have more than six months of product production records under these standards, we will be able to request ISO 9000 plant certification. We expect to make a request for ISO certification in the spring of 2003.

Finance Activities

LifePoint closed on an initial $2.5 million working capital line with an existing investor. Following successful completion of additional due diligence, similar to those successfully completed in the past, this will become part of a total $10 million credit facility. The terms of the credit line include a 16 percent rate of interest; with only 6 percent payable on a quarterly basis, with the remaining 10 percent due at maturity, or at 30 months. The loan also includes warrant coverage at 1.5 million shares per $2.5 million borrowed, with an exercise price of $3.00. The loan is convertible to equity, at the Lenders option, at $4.00 per share. We are pleased at the confidence this investor has shown in LifePoint.

We are reviewing all large capital expenditures and development projects on an individual basis for their return on investment and/or a market requirement or manufacturing capacity need basis. Based on that assessment we expect that we may be able to defer some capital expenditures and development projects without any negative impact on our ability to reach profitability. We are fortunate in that we have now produced a significant number of instruments at the sub-assembly level, and will be able to build a significant number of complete instruments without any further investment in inventory. We believe this loan facility, if drawn in full, gives the company the working capital needed to reach positive cash flow.

Product Development

Our research and development team continues to make significant progress on the development of additional chemistries for the IMPACT Test System including benzodiazepines, barbiturates, tri-cyclic anti-depressants, and ecstasy. The development of a test for benzodiazepines has been completed, we have manufactured pilot lots of the new assay and we are ready to initiate data collection by adding this assay to our current field studies. We expect to have a total of six different Saliva Test Modules (STM) with different combinations of drug and alcohol tests available for sale into the various United States and international markets within the next few months.

As we continue to advance with our product development efforts, expand our chemistry menu and develop additional instruments, we expect to continue filing further applications for worldwide patents.

The management team remains confident that the Company's activities will culminate in long-term added value for the stockholders. The early potential customer response has been validated by our sales backlog, demonstrating that there is a definite need and desire in these markets for a quick, easy-to-use, reliable, non-invasive, "under-the-influence" test for drugs and alcohol. Management will continue to focus on successfully executing our business plan. We remain very positive about the prospects, progress and future of LifePoint.

Please visit our website at www.LifePointInc.com to review the latest information and view our product demonstration. We look forward to an exciting launch year!

We thank you for your continuing support and confidence in LifePoint.

Sincerely,

Linda H. Masterson

Chairman of the Board, President and CEO